Exhibit 99.2

CABOT CORPORATION
FOURTH QUARTER AND FULL FISCAL YEAR 2006
SUPPLEMENTAL BUSINESS INFORMATION
(Unaudited)

Business Segment Analysis

The impact of various factors on sales for the fourth quarter of 2006 when compared to the fourth quarter of 2005 are as follows:

Impact on Sales (Dollars in millions)	Carbon Black Business	Metal Oxides Business	Supermetals Business
Volumes	$11	$11	$(14)
Prices	73	1	(10)
Foreign Currency Translation	13	1	—
Cabot Japan	33	—	—

The impact of various factors on sales for the fourth quarter of 2006 when compared to the third quarter of 2006 are as follows:

Impact on Sales (Dollars in millions)	Carbon Black Business	Metal Oxides Business	Supermetals Business
Volumes	$(10)	$5	$(4)
Prices	12	(1)	3
Foreign Currency Translation	3	—	—
Cabot Japan	1	—	—

The impact of various factors on PBT for the fourth quarter of 2006 when compared to the fourth quarter of 2005 are as follows:

Impact on PBT (Dollars in millions)	Carbon Black Business		Metal Oxides Business	Supermetals Business
Volumes	$4		$7	$(8)
Change in Raw Material Costs vs. Change in Prices	18		(2)	(11	)*
Fixed Costs	1		(1)	10
Inventory Change and Other Inventory Charges	15	**	—	(1)
Selling, Technical and Administrative	(5)		—	13
Cabot Japan	2		—	—

*                    the impact on PBT of pricing was an unfavorable $10 million; the impact of raw material costs was an unfavorable $1 million

**             during fourth quarter of 2005 Inventory Change and Other Inventory Charges had an unfavorable impact of $16 million;  there was not a similar expense in the fourth quarter of 2006, leading to a favorable comparison

The impact of various factors on PBT for the fourth quarter of 2006 when compared to the third quarter of 2006 are as follows:

Impact on PBT (Dollars in millions)	Carbon Black Business	Metal Oxides Business	Supermetals Business
Volumes	$(5)	$3	$(2)
Change in Raw Material Costs vs. Change in Prices	10	(2)	4	*
Fixed Costs	(4)	(2)	(3)
Inventory Change and Other Inventory Charges	8	—	—
Selling, Technical and Administrative	—	—	2
Cabot Japan	(1)	—	—

*                    the impact on PBT of pricing was a favorable $3 million; the impact of raw material costs was a favorable $1 million

Business Segment Volume Changes

Volume changes for the fourth quarter of 2006 compared to the fourth quarter of 2005 and the third quarter of 2006, and for the full fiscal year 2006 compared to 2005 were as follows:

Business Segment	Q4 2006 vs Q4 2005	Q4 2006 vs Q3 2006	FY 2006 vs FY 2005
Carbon Black Business
Rubber Blacks *	5%	-1%	4%
Performance Products	-2%	-8%	-5%
Inkjet Colorants	21%	-5%	36%
Metal Oxides Business
Fumed Metal Oxides	20%	7%	9%
Supermetals Business	-16%	-7%	-1%

*                    volume changes in the Carbon Black Business exclude Cabot Japan volumes

Rubber Blacks Regional Volume Changes

Volume changes by region for the fourth quarter of 2006 compared to the fourth quarter of 2005 and the third quarter of 2006, and the full fiscal year 2006 compared to 2005 were as follows:

Region	Q4 2006 vs Q4 2005	Q4 2006 vs Q3 2006	FY 2006 vs FY 2005
North America	-1%	-2%	0%
South America	4%	-3%	1%
Europe	7%	-6%	5%
Asia Pacific *	-4%	15%	-4%
China	18%	5%	20%

*                    volume changes in the Asia Pacific region exclude Cabot Japan volumes;  during 2006 Cabot closed its carbon black manufacturing facility in Australia, volumes associated with which are included in Asia Pacific for fiscal 2005

Capital Expenditures

Cabot invested approximately $233 million in capital expenditures in fiscal year 2006 compared to $186 million in fiscal year 2005.  This included approximately $45 million related to the purchase price and assumption of debt associated with the acquisition of Cabot Japan.  The debt was subsequently paid off during fiscal year 2006.

Share Repurchases

	Q1 FY06	Q2 FY06	Q3 FY06	Q4 FY06
Total Shares Repurchased	85,733	76,316	246,309	1,050,665
Open Market Shares Repurchased	—	—	—	999,943
Cash Cost of Open Market Purchases	—	—	—	$31,560,858

Approximately 1.7 million shares remain available for purchase under the current Board of Directors’ authorization.

Working Capital

During the fourth quarter of 2006 working capital decreased by $35 million on a constant dollar basis ($38 million at actual exchange rates) driven by decreased Supermetals inventory levels, a decrease in the value of carbon black inventory due to lower feedstock costs and increased payables, partially offset by an increase in receivables due to strong volumes and price increases.

Effective Tax Rate

The Company’s effective tax rate for net income from continuing operations was a 19% benefit for the fourth quarter of fiscal 2006 and a 9% provision for the full fiscal year 2006.  During the fourth quarter and full fiscal year, the Company recorded tax benefits in continuing operations from the settlement of various tax audits of $14 million and $22 million, respectively.  Additionally, during the fourth quarter, the Company recorded a translation charge of $7 million related to the liquidation of the entity in Australia that was not tax benefited.  Excluding the tax benefit from the settlements and the currency translation charge, the Company’s effective tax rate for the quarter would have been approximately 32% for the fourth quarter and approximately 29% for the full fiscal year 2006.